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                                  EXHIBIT 99.1

[LOGO] MIIX

THE MIIX GROUP

NEWS RELEASE

                THE MIIX GROUP ANNOUNCES REGULATOR SEEKS TO PLACE
                     INSURANCE SUBSIDIARY IN REHABILITATION


LAWRENCEVILLE, NJ, AUGUST 24, 2004 - The MIIX Group, Incorporated (OTC: MIIX) announced today that the New Jersey Department of Banking and Insurance ("Department") has filed an application for an Order to Show Cause seeking to place one of its insurance subsidiaries, MIIX Insurance Company ("MIIX Insurance"), in rehabilitation. The Department is seeking from the court entry of an Order to Show Cause that would: a) maintain in force MIIX Insurance's current Management Services Agreement with The MIIX Group and New Jersey State Medical Underwriter's, Inc. until the Order of Rehabilitation is entered; and b) prohibit the filing of new lawsuits against MIIX Insurance without the permission of the Department or the court. The Department is also seeking from the court entry of an Order of Rehabilitation that would, after a hearing, appoint the Department's Commissioner as Rehabilitator of MIIX Insurance with immediate and exclusive control over the business and property of MIIX Insurance.

The Company has not consented to the entry of the orders requested by the Department.



Forward-Looking Statement

This news release contains forward-looking statements that are based on the Company's expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. In particular, the Department's action in seeking rehabilitation will adversely affect the Company's ability to manage its runoff and to restructure its operations or sell its assets and to continue as a going concern. These and other uncertainties and other factors are detailed from time to time in the Company's filings with the appropriate securities commissions, and include, without limitation, the Company having sufficient liquidity and working capital, the performance

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of the Company's investment portfolio, the Company's ability to manage claims, maintaining existing reinsurance agreements at reasonable terms, the Company's ability to diversify its product lines, the continued adequacy of the Company's loss and loss adjustment expense reserves, the Company's avoidance of any material loss on collection of reinsurance recoverables, adverse actions of applicable regulatory agencies, general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets, adverse judicial decisions and rulings, changes in domestic and foreign laws, regulations and taxes, effects of acquisitions and divestitures and various other factors. The words "believe," "expect," "anticipate," "project" and similar expressions identify forward-looking statements. The Company's expectations regarding future earnings, growth initiatives, underwriting, cost controls, adequacy of loss and loss adjustment expense reserves, and enhancing shareholder value depend on a variety of factors, including economic, competitive and market conditions which may be beyond the Company's control and are thus difficult or impossible to predict. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the Company's objectives or plans will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Contact:
Allen Sugerman
Chief Financial Officer
(800) 234-MIIX, ext. 1311
asugerma@miix.com